Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial
Condition and Results of Operations

Years Ended December 31, 2005, 2004 and 2003

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Annual Report contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including availability under credit facilities, levels of capital expenditures, sources of funds and funding requirements, among others. Investors are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward looking statements as a result of various factors. Factors that may cause such differences to occur include but are not limited to:

•                  the level of our revenues;

•                  the cost of programming and industry conditions;

•                  the regulatory environment in which we operate;

•                  developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements;

•                  the outcome of litigation and other proceedings, including the matters described in the accompanying financial statements;

•                  general economic conditions in the areas in which we operate;

•                  demand for advertising inventory and rates charged for such inventory;

•                  our ability to obtain content for our programming businesses;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among other cable television and direct broadcast satellite (“DBS”) operators and our ability to maintain and renew affiliation agreements with cable television and DBS operators;

•                  market demand for new programming services;

•                  any decision by Cablevision’s Board of Directors to pay a special dividend, including the impact of the additional debt Cablevision would need to incur to fund the dividend;

•                  other risks and uncertainties inherent in our programming businesses,  and

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate; and the additional factors described herein.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

We provide television programming to operators of cable television systems and DBS operators throughout the United States. We own three nationally distributed 24-hour entertainment programming networks:  AMC; WE: Women’s Entertainment, or WE; and The Independent Film Channel, or IFC.

Our future performance depends on, among other factors, general economic conditions including capital market conditions, the effectiveness of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

We earn revenues in two principal ways. First, we receive affiliate fee payments from operators of cable television systems and DBS operators. These revenues are generally on a per subscriber basis and earned under multi-year contracts referred to as affiliation agreements with those operators. The specific affiliate fees we earn vary from operator to operator and also vary among our networks but are generally based upon the number of each affiliate’s subscribers who receive our programming, referred to as “viewing subscribers”.  The second principal source of revenues is from advertising. Under our agreements with cable television system and DBS operators, we have the right to sell a specific amount of advertising time on our programming networks. Our advertising revenues are more variable than affiliate fees. This is because most of our advertising is sold on a short-term basis, not under long-term contracts. Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of distributors that carry our services and the number of subscribers to cable television and DBS systems that receive our programming. We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE and IFC, which are not as widely distributed as AMC, a primarily analog service. WE and IFC, although carried by many of the larger distributors, have superior growth opportunities resulting from their current carriage levels with cable television operators. IFC is currently carried primarily on digital tiers while WE is carried on either analog expanded basic or digital tiers. Therefore, WE and IFC penetration rates may increase if operators are successful in converting their analog subscribers to digital tiers of service. Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements. In negotiating for increased carriage, we may be subject to requests by distributors to make upfront payments in exchange for additional subscribers, which we record as a reduction to revenue over the period of the related subscriber guarantee, or to waive or accept lower subscriber fees if certain numbers of additional subscribers are provided. We also may help fund the distributors’ efforts to market our channels or we may permit distributors to offer limited promotional periods without payment of subscriber fees. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period. We may seek to increase our advertising revenues through intensified marketing and by airing an increased number of minutes of national advertising, but ultimately, the level of our advertising revenues is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliation fee revenues and advertising revenues by increasing distribution and penetration of our services. To do this, we must continue to contract for and produce high-quality, attractive programming. Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few cable television and DBS operators. This increased concentration enhances the power of those operators and could adversely affect our ability to increase the penetration of our services or even result in decreased penetration. In addition, this concentration gives those operators greater ability in negotiating the pricing and other terms of affiliation agreements.  The Company had three customers that in the aggregate accounted for approximately 35% and 38% of the Company’s consolidated net trade receivable balances at December 31, 2005 and 2004, respectively, which exposes the Company to a concentration of credit risk.  These customers accounted for approximately 40%, 41% and 46% of the Company’s net revenues in 2005, 2004 and 2003, respectively.  Moreover, as a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE) and IFC.

Critical Accounting Policies

In preparing its financial statements, the Company is required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results, include the following:

Impairment of Long-Lived and Indefinite-Lived Assets:

The Company’s long-lived assets at December 31, 2005 include excess costs over fair value of net assets acquired (“goodwill”) of approximately $25.0 million, approximately $387.6 million of other intangible assets, approximately $9.3 million of property and equipment and approximately $355.7 million of long-term feature film inventory. Such assets accounted for approximately 58% of the Company’s consolidated total assets.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, the Company is required to determine goodwill impairment using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination.

The impairment test for other indefinite-lived intangible assets consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. For other long-lived assets, including intangibles that are amortized, the Company evaluates assets for recoverability when there is an indicator of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

In assessing the recoverability of the Company’s goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions. These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables. These valuations also include assumptions for projected average rates per basic and viewing subscribers used to determine affiliate fee revenue, access to film rights and the cost of such programming and film rights, amount of programming time that is advertiser supported, number of advertising spots available and the sell-out rates for those spots, average fee per advertising spot, and operating margins, among other assumptions. If these estimates or material related assumptions change in the future, we may be required to record impairment charges related to our long-lived assets.

In order to evaluate the sensitivity of the fair value calculations of the Company’s reporting units on the impairment calculation for indefinite-lived intangibles, the Company applied a hypothetical 10% decrease to the fair values of each reporting unit. This hypothetical decrease would have no impact on the impairment analysis for any of the Company’s reporting units.

Useful Lives of Finite-Lived Intangible Assets

The Company has recognized intangible assets for affiliation agreements and advertiser relationships as a result of the July 2003 repurchase of Metro-Goldwyn-Mayer, Inc.’s (“MGM”) 20% interest in each of American Movie Classics Company LLC ("AMC LLC"), WE: Women's Entertainment ("WE LLC") and The Independent Film Channel LLC ("IFC LLC") and the repurchase of NBC’s interests in Rainbow Media Holdings LLC in various transactions in 2001 and 2002. The Company has determined that such intangible assets have finite lives and has estimated those lives to be 10 years for affiliation agreements and 7 to 10 years for advertiser relationships. At December 31, 2005, the carrying values, net of accumulated amortization, were $322.6 million for affiliation agreements and $64.1 million for advertiser relationships.

The amount we originally allocated in purchase accounting to the affiliation agreements finite-lived intangibles in our consolidated financial statements is the estimated aggregate fair value of those affiliation agreements and the related customer relationships. The useful lives for the affiliation agreements were determined based upon an analysis of the weighted average lives of existing agreements the Company had in place with its major customers at the time that purchase accounting was applied, plus an estimate for renewals of such agreements. The Company has been successful in renewing its major affiliation agreements and maintaining customer relationships in the past and believes it will be able to renew its major affiliation agreements and maintain those customer relationships in the future. However, it is possible that the Company will not successfully renew such agreements as they expire or that if it does, the net revenue earned may not equal or exceed the net revenue currently being earned, which could have a significant adverse impact on our business. In light of these facts and circumstances, the Company has determined that an estimated useful life of 10 years is appropriate depending on the nature of the underlying intangible asset.

There have been periods when an existing affiliation agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time. In substantially all these instances, the affiliates continued to carry and pay for the service under oral or written interim agreements until execution of definitive replacement agreements or renewals.

If an affiliate were to cease carrying a service on an other than temporary basis, the Company would record an impairment charge for the then remaining carrying value of that affiliation agreement. If the Company were to renew an affiliation agreement at rates that produced materially less net revenue compared to the net revenue produced under the previous agreement, the Company would evaluate the impact on its cash flows and, if necessary, would further evaluate such indication of potential impairment by following the policy described above under “Impairment of Long-Lived and Indefinite-Lived Assets” for the asset group containing that intangible. The Company also would evaluate whether the remaining useful life of the affiliate agreement remained appropriate. Based on December 31, 2005 carrying values, if the estimated life of all affiliation agreements were shortened by 10%, the effect on amortization in the year ending December 31, 2006 would be to increase our annual amortization expense by approximately $5.0 million.

Feature Film Inventory and Related Obligations

Rights to feature film inventory acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed or the license period has begun unless there is uncertainty with respect to either cost, acceptability or availability, then when the uncertainty is resolved. Costs are amortized to technical and operating expense on the straight-line basis over the respective license periods.

The Company periodically reviews the programming usefulness of feature film inventory based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness for exhibition based on the programming of the individual programming service. If it is determined that substantially all of the films in a film license agreement have no future programming usefulness and will no longer be exploited, a write-off for the portion of the unamortized cost of the film license agreement that was attributed to those films is recorded. For the years ended December 31, 2005, 2004 and 2003, the Company recorded an impairment loss of $0.0 million, $0.3 million and $17.9 million, respectively, included in technical and operating expense, representing the impairment of certain film contracts.

Deferred Carriage Fees

Deferred carriage fees represent amounts paid or payable to cable system operators to guarantee carriage of certain programming services and are amortized as a reduction of revenue over the period of the related guarantee (1 to 13 years).

Recent Transactions

The following transactions occurred during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

In March 2005, $155.6 million of amounts due from Rainbow Media Holdings LLC was converted to equity and recorded as a deemed capital distribution.

In August 2004, AMC LLC issued 3.5 million shares of redeemable preferred membership interests with an aggregate liquidation preference of $350.0 million to Rainbow Media Holdings LLC, which was recorded as a deemed capital distribution. In March 2005, the redeemable preferred membership interests were recontributed to a wholly-owned subsidiary of the Company and converted back to common membership interests in AMC LLC. The impact of the contribution was to reduce debt by $350.0 million and decrease member’s deficiency by the same amount in 2005.

In July 2003, Rainbow Media Holdings LLC repurchased MGM’s 20% interest in each of AMC LLC, WE LLC, and IFC LLC for $500.0 million.

Cautionary Note Concerning Historical Financial Statements

Investors should be aware that we are highly leveraged as a result of the financing transactions which took place in August 2004. As a result, we incur significant interest charges. These interest charges are significantly in excess of the interest expense reflected in our financial statements for periods prior to August 2004. In addition, our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision during the periods presented.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA

	Years Ended December 31,
	2005		2004
	Amount	% of Net Revenues	Amount	% of Net Revenues	Increase (Decrease) in Net Income
		(dollars in thousands)

Revenues, net	$557,568	100%	$523,280	100%	$34,288

Operating expenses:
Technical and operating (excluding depreciation and amortization)	165,543	30	143,906	27	(21,637)
Selling, general and administrative	145,821	26	150,741	29	4,920
Depreciation and amortization	61,016	11	71,703	14	10,687
Operating income	185,188	33	156,930	30	28,258
Other income (expense):
Interest expense, net	(117,291)	(21)	(41,303)	(8)	(75,988)
Miscellaneous, net	246	—	(24)	—	270
Income before income taxes	68,143	12	115,603	22	(47,460)
Income tax expense	(23,383)	(4)	(48,662)	(9)	25,279
Net income	$44,760	8%	$66,941	13%	$(22,181)

	Years Ended December 31,
	2004		2003
	Amount	% of Net Revenues	Amount	% of Net Revenues	Increase (Decrease) in Net Income
		(dollars in thousands)

Revenues, net	$523,280	100%	$437,968	100%	$85,312

Operating expenses:
Technical and operating (excluding depreciation and amortization)	143,906	27	143,577	33	(329)
Selling, general and administrative	150,741	29	140,159	32	(10,582)
Other operating income	—	—	(4,261)	(1)	(4,261)
Depreciation and amortization	71,703	14	56,190	13	(15,513)
Operating income	156,930	30	102,303	23	54,627
Other income (expense):
Interest income (expense), net	(41,303)	(8)	221	—	(41,524)
Write-off of deferred financing costs	—	—	(388)	—	388
Minority interest	—	—	(17,215)	(4)	17,215
Miscellaneous, net	(24)	—	(75)	—	51
Income before income taxes	115,603	22	84,846	19	30,757
Income tax expense	(48,662)	(9)	(32,178)	(7)	(16,484)
Net income	$66,941	13%	$52,668	12%	$14,273

Comparison of Year Ended December 31, 2005 Versus Year Ended December 31, 2004

Revenues, net for the year ended December 31, 2005 increased $34.3 million (7%) as compared to revenues for the prior year. The net increase is attributable to the following:

(dollars in millions)

Increase in advertising revenue	$33.5
Increase in affiliate revenue	0.6
Other net increases	0.2
$34.3

The increase in net revenue from advertising for the year ended December 31, 2005 compared to the same period in the prior year is driven by an increase at AMC Networks and IFC of $31.5 million and $2.0 million, respectively. The increase in affiliate revenue for the year ended December 31, 2005 compared to the prior year is driven by an increase at IFC of $2.9 million, partially offset by a decrease at AMC Networks of $2.3 million due to lower net effective rates.

Offsetting the potentially negative effects on negotiated rates for our programming services that may result from the consolidation of cable television operators and the limit on increases in the subscriber base for our substantially fully penetrated AMC programming service, the Company believes the WE and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television operators as digital capacity continues to become available; and increased advertising revenues as cable networks, including niche programming networks (such as WE and IFC), attract a greater share of advertising spending. Changes in the viewership ratings of our AMC and WE programming services may also significantly affect future advertising revenues.

Technical and operating expenses (excluding depreciation and amortization) include primarily costs to license programming including feature films, and programming and production costs.

Technical and operating expenses for 2005 increased $21.6 million (15%) compared to 2004. The increase in technical and operating expense is driven by an increase at AMC Networks and IFC of $20.0 million and $1.6 million, respectively. Of these amounts, $18.5 million is due to higher amortization of feature film inventory from increased film acquisitions at AMC Networks and IFC of $13.2 million and $5.3 million, respectively, with the remainder of the increase due to series development.

As a percentage of revenues, technical and operating expenses increased 3% in 2005 compared to 2004.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities. Selling, general and administrative expenses decreased $4.9 million (3%) for 2005 as compared to 2004. The net decrease is attributable to the following:

(dollars in millions)

Decrease in costs associated with the accounting investigation	$(5.6)
Net increase in other general and administrative costs	4.1
Increase in long-term incentive plan expense	3.8
Decrease in stock compensation plan expenses	(1.2)
Decrease in sales and marketing costs	(6.0)
$(4.9)

The decrease in costs associated with the investigation into improper expense recognition is driven by a decrease of $5.1 million and $0.5 million at AMC Networks and IFC, respectively, for 2005 compared to 2004. The increase in other general and administrative costs is primarily driven by an increase at AMC Networks and IFC of $7.3 million and $0.7 million, respectively for 2005 compared to 2004. The increase in other general and administrative costs primarily resulted from increases in legal expenses (excluding investigation related legal expenses) of $1.6 million at AMC Networks, increases in long-term incentive plan expenses of $3.8 million ($3.6 million and $0.2 million at AMC Networks and IFC, respectively), and increases in management fees of $1.1 million at AMC Networks compared to the same period in the prior year. The decrease in stock plan expenses of $1.2 million is driven by a decrease at AMC Networks and IFC of $0.4 million and $0.8 million, respectively. The decrease in sales and marketing costs is attributable to a decrease at AMC Networks and IFC of  $3.3 million and $2.7 million, respectively.

As a percentage of revenues, excluding the effects of stock plan expense, selling, general and administrative expenses decreased 3% in 2005 compared to 2004.

Depreciation and amortization decreased $10.7 million (15%) for 2005 as compared to 2004. A decrease of approximately $8.5 million during 2005 compared to the prior year, relates to the completed amortization in July 2004 of an intangible asset that AMC Networks originally recorded in 1994. Further, a decrease in depreciation expense of approximately $2.2 million during 2005 compared to the prior year relates to fixed assets, of which $1.5 million relates to an AMC Networks capitalized lease asset which became full amortized in 2004.

Net interest expense increased $76.0 million during 2005 compared to 2004. The increase was attributable to $79.5 million of higher interest expense for the full year in 2005 on the notes that were issued and the bank debt that was borrowed in August 2004, partially offset by $3.5 million in increased interest income due to higher cash balances in 2005 compared to 2004.

Income tax expense of $23.4 million for the year ended December 31, 2005 resulted primarily from pretax income, the impact of non-deductible expenses and state taxes, partially offset by a $6.0 million deferred tax benefit resulting from a change in New York State tax law enacted in the second quarter of 2005.

Income tax expense of $48.7 million for the year ended December 31, 2004, resulted primarily from pretax income, the impact of non-deductible expenses, state taxes and an adjustment to the deferred tax rate.

Comparison of Year Ended December 31, 2004 Versus Year Ended December 31, 2003

Revenues, net for the year ended December 31, 2004 increased $85.3 million (19%) as compared to revenues for the prior year. The net increase is attributable to the following:

(dollars in millions)

Increase in advertising revenue	$47.9
Increase in affiliate revenue	37.3
Other net increases	0.1
$85.3

The increase in net revenue from advertising for the year ended December 31, 2004 compared to the same period in the prior year is driven by increases at AMC Networks and IFC of $45.9 million and $2.0 million, respectively. The increase in net affiliate revenue for the year ended December 31, 2004 compared to the same period in the prior year is driven by increases at AMC Networks and IFC of $20.8 million and  $16.5 million, respectively.

Technical and operating expenses (excluding depreciation and amortization) include primarily costs to license programming including feature films, and programming and production costs.

Technical and operating expenses for 2004 increased $0.3 million (less than 1%) compared to 2003. Excluding the impact of impairment losses amounting to $0.3 million and $17.9 million for the years ended December 31, 2004 and 2003, respectively, technical and operating expenses for 2004 increased $17.9 million (14%) compared to 2003. The increase in technical and operating expense, excluding the impact of impairment losses, is driven by an increase at AMC Networks and IFC of $11.0 million and $6.9 million, respectively.

As a percentage of revenues, technical and operating expenses decreased 6% in 2004 compared to 2003. Excluding the impact of impairment losses, technical and operating expenses decreased 2% in 2004 compared to 2003.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities. Selling, general and administrative expenses increased $10.6 million (8%) for 2004 as compared to 2003. The net increase is attributable to the following:

(dollars in millions)

Decrease in costs relating to the accounting investigation	$(4.7)
Net increase in other general and administrative costs	11.1
Decrease in stock compensation plan expenses	(1.9)
Increase in sales and marketing costs	6.1
$10.6

The decrease in costs associated with the accounting investigation is primarily driven by a decrease of $4.7 million at AMC Networks for 2004 compared to 2003. The increase in other general and administrative costs is primarily driven by an increase at AMC Networks of $10.9 million for 2004 compared to 2003. The increase in other general and administrative costs primarily resulted from increases in allocations of $6.2 million ($4.8 million and $1.4 million and AMC Networks and IFC, respectively) due to the previously announced distribution of the businesses and assets of the Company as well as other businesses and assets of Cablevision to Rainbow Media Enterprises, Inc. (“RME”) which was subsequently suspended and increases in management fees of $2.4 million at AMC Networks compared to the same period in the prior year. The decrease in stock plan expenses of $1.9 million is driven by a decrease at AMC Networks and IFC of $0.7 million and $1.2 million, respectively. The increase in sales and marketing costs is attributable to an increase at AMC Networks and IFC of  $3.3 million and $2.8 million, respectively.

As a percentage of revenues, selling, general and administrative expenses decreased 3% in 2004 compared to 2003.

Other operating income of $4.3 million for the year ended December 31, 2003 resulted from the sale to a third party of trade accounts receivable from Adelphia Communications which had previously been fully reserved.

Depreciation and amortization increased $15.5 million (28%) for 2004 as compared to 2003. An increase of approximately $21.8 million resulted primarily from a full year of amortization of the step up in basis for intangibles acquired in July 2003 of which $21.1 million relates to AMC Networks, offset by a decrease of $6.0 million relating to the completed amortization in July 2004 of an intangible asset that AMC Networks acquired in 1994.

Interest income (expense), net increased $41.5 million during 2004 compared to 2003. The increase was primarily attributable to the interest expense on the notes and bank debt entered into in August 2004 described herein.

Write-off of deferred financing costs of $0.4 million in 2003 represent costs written off in connection with the termination of a credit agreement.

Minority interests decreased $17.2 million in 2004 reflecting MGM’s 2003 interest in the net income of our subsidiaries. MGM’s interest in those subsidiaries was acquired in July 2003, resulting in no minority interest in 2004.

Income tax expense of $48.7 million and $32.2 million for the years ended December 31, 2004, and 2003, respectively, resulted primarily from pretax income, the impact of non-deductible expenses, state taxes and an adjustment to the deferred tax rate in 2004.

LIQUIDITY AND CAPITAL RESOURCES

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated net cash flow from operations and have limited capital expenditure requirements. However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated net cash from operating activities during 2005 and 2004. Our cash on hand and net cash from operating activities, plus proceeds from borrowings available to the Company, will provide funding to Rainbow developing programming services, which are not subsidiaries of the Company, including the VOOM HD Networks, as well as any other general corporate purpose, subject to the applicable covenants and limitations contained in the Company’s financing agreements.  We currently expect that the net funding and investment requirements of these Rainbow programming entities will be funded by distributions from the Company.

The following table summarizes our outstanding debt and present value of capital leases as well as interest expense and capital expenditures as of and for the year ended December 31, 2005:

(dollars in thousands)

Bank debt	$595,500
Capital leases	1,592
Senior notes	298,207
Senior subordinated notes	496,621
Total debt	$1,391,920

Interest expense	$121,166
Capital expenditures	$1,201

Total amounts payable by the Company in connection with its outstanding obligations during the five years subsequent to December 31, 2005 and thereafter, including capital leases, are as follows:

2006	$7,680
2007	6,000
2008	6,000
2009	6,000
2010	6,000
Thereafter	1,365,500
$1,397,180

Debt Financing Agreements

In August 2004, we issued $800.0 million of senior and senior subordinated notes and entered into a $950.0 million senior secured credit facility ($350.0 million of which is a revolving credit facility and $600.0 million of which is a term loan). Proceeds from the credit facility and the senior and senior subordinated notes amounted to approximately $1,366.3 million of which $1,366.2 million was distributed to Rainbow Programming Holdings LLC, our direct parent, and recorded as a capital distribution in 2004.

The credit facility is a $950 million senior secured credit facility, comprised of a $600 million term loan and a $350 million revolving credit facility secured by the assets and common equity interests of AMC LLC, IFC LLC and WE LLC and guaranteed by Rainbow Programming Holdings LLC, our direct parent and substantially all other direct and indirect subsidiaries of the Company. The term loan requires quarterly amortization payments of 0.25% of the original outstanding balance ($1.5 million) through March 31, 2011 and 23.50% of the original outstanding balance ($141.0 million) for each quarter thereafter through maturity on March 31, 2012. The revolving credit facility will be reduced quarterly commencing December 31, 2009 and through September 30, 2010, by $35.0 million, and for each quarter ending December 31, 2010 through September 30, 2011 by $52.5 million. Outstanding borrowings under the term loan were $595.5 million as of February 24, 2006, with $350.0 million in undrawn revolver commitments.

Borrowings under the revolving credit facility bear interest at LIBOR plus a margin based upon a leverage ratio as defined in the credit agreement. Amounts outstanding under the term loan bear interest at LIBOR plus 2.75%. The interest rate under the term loan was 7.19% and 5.19% at December 31, 2005 and 2004, respectively.  Financial covenants include (i) a maximum total leverage ratio of total debt to annualized cash flow (as defined based on cash flows of AMC, WE, and IFC on a consolidated basis) of 6.75 times, through December 31, 2006 with periodic reductions thereafter to 5.00 times as of January 1, 2010, (ii) a maximum senior leverage ratio of senior debt (as defined) to annualized cash flow of 4.75 times through March 31, 2006 decreasing to 4.50 times through December 31, 2007, with periodic reductions thereafter to 3.50 times as of January 1, 2009, and (iii) minimum ratios for cash flow to interest expense of 1.75 times and cash flow to debt service of 1.25 times through December 31, 2006 and 1.50 times for the remainder of the agreement. These covenants and restrictions on the permitted use of borrowed funds may limit our ability to utilize all of the undrawn funds available. Additional covenants include limitations on liens, the issuance of additional indebtedness and distributions and investments. The Company is permitted to make investments and distributions up to $200.0 million annually with a cumulative limit of $800.0 million for general discretionary purposes, and subject to having a maximum ratio of total debt to annualized cash flow of 5.0 times, distributions and investments of up to $300.0 million from the proceeds of permitted future debt offerings.

We are also obligated to pay fees of 0.5% per annum on the undrawn revolver commitment which is recorded as interest expense.

The Company’s notes outstanding consist of  $300 million face amount of 8-3/4% senior notes due September 1, 2012, and $500 million face amount of 10-3/8% senior subordinated notes due September 1, 2014.  These notes are guaranteed by substantially all of the Company’s subsidiaries.  Principal covenants include a limitation on the incurrence of additional indebtedness based upon a maximum ratio of total indebtedness to cash flow (as defined in the indentures) of 7:1, reducing to 6:1 after January 1, 2009, limitations on dividends and distributions, investments and liens.

The senior notes are redeemable, in whole or in part, at a redemption price equal to 104.375% of face value at any time on or after September 1, 2008, 102.188% of face value on or after September 1, 2009, and 100% on or after September 1, 2010. The senior subordinated notes are redeemable, in whole or in part, at a redemption price equal to 105.188% of face value on or after September 1, 2009, 103.458% on or after September 1, 2010, 101.729% on or after September 1, 2011, and 100% on or after September 1, 2012. The notes are redeemable at the redemption prices plus accrued and unpaid interest through the redemption date.

In addition, the Company may redeem up to 35% of the senior and the senior subordinated notes before September 1, 2007 at a redemption price of 108.75% and 110.375% of the principal amounts, respectively, with the net cash proceeds from specified equity offerings (as defined under the terms of the indentures) provided that at least 65% of the aggregate principal amount of the notes remains outstanding immediately subsequent to the redemption.

Future access to the debt markets and the cost of any future debt issuances are also influenced by credit ratings, which are provided by Moody’s Investors Service and Standard & Poor’s. On February 27, 2006, Standard & Poor’s announced that the Company’s corporate credit rating was changed to BB from BB-, the senior secured bank loan rating to BB+ from BB and the senior and senior subordinated unsecured debt to B+ from B. The ratings outlook was changed to stable from developing. Moody’s Investors Service’s ratings are B1 for the corporate family rating, BA3 for the senior secured bank loan, B2 for the senior unsecured debt and B3 for the senior subordinated debt and the ratings outlook is stable. Any future downgrade to the Company’s credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact the Company’s ability to raise additional funds.

On the date of issuance of the senior and senior subordinated notes, AMC LLC issued 3.5 million shares of redeemable preferred membership interests with an aggregate liquidation preference of $350.0 million to Rainbow Media Holdings LLC, which was recorded as a capital distribution. In March 2005, the redeemable preferred membership interests were recontributed to a wholly-owned subsidiary of the Company and converted back to common membership interests in AMC LLC. The impact of the elimination was to reduce debt by $350.0 million and decrease member’s deficiency by the same amount in 2005. No dividends were recorded prior to the recontribution and conversion.

Recent Events

Dolan Family Group Proposal

On June 19, 2005, Cablevision received a proposal from the Dolan family group to acquire the outstanding, publicly-held interests in Cablevision following a pro-rata distribution to all Cablevision stockholders of Rainbow Media Holdings LLC, the indirect parent of the Company

(which includes Cablevision’s programming operations and Madison Square Garden).  On October 24, 2005, Cablevision received a letter from the Dolan family group withdrawing the June 19, 2005 proposal to acquire the outstanding, publicly-held interests in Cablevision following a pro rata distribution of Rainbow Media Holdings LLC. In this letter, the Dolan family group also recommended that Cablevision’s Board of Directors consider the declaration of a $3 billion one-time, special dividend payable pro rata to all Cablevision stockholders.

In December 2005, Cablevision announced that during the course of preparing for the financing of the proposed special dividend, it ascertained that there were certain technical covenant violations under its existing bank credit agreement and certain possible technical covenant violations under other debt instruments. Cablevision immediately began a comprehensive covenant compliance review, including seeking waivers under its bank credit agreement and seeking waivers under its other debt instruments, if required. As a result of these matters, on December 18, 2005, Cablevision’s Board of Directors decided not to proceed with the proposed special dividend or an announced senior note offering.

In January, 2006, Cablevision announced that it had completed the comprehensive debt covenant compliance review discussed above. The review identified certain technical covenant compliance issues under the Company’s credit facility. The Company received waivers from the lenders under the credit facility and certain technical and clarifying amendments have been made to the Company’s credit facility. No fees were paid to the lenders and counterparties in connection with these waivers and amendments. The Company is in compliance with all of its debt agreements and instruments.

On March 5, 2006, Cablevision’s Board of Directors authorized Cablevision management to take all steps that would be necessary to implement a $3 billion special dividend payable pro rata to all shareholders subject to (i) satisfying applicable legal standards, (ii) obtaining the necessary financing on terms and conditions acceptable to the Board, (iii) establishment by the Board of the record date, payment date and final dividend declaration of the special dividend in accordance with applicable New York Stock Exchange requirements and (iv) final Board approval after completion of its ongoing analysis of the proposed dividend.  If the Board of Directors of Cablevision declares a special dividend, all of the funds to pay that dividend are expected to be raised at CSC Holdings, Inc. from new bank borrowings and/or the issuance of new debt securities.

Time Warner Matter

On November 14, 2003, AMC LLC filed an action against Time Warner Entertainment, L.P. (“Time Warner”) in New York State Supreme Court for declaratory relief and damages caused by Time Warner’s anticipatory repudiation of its cable television affiliation agreement with AMC LLC. AMC LLC filed that action as a result of Time Warner’s notice purporting to terminate the contract based upon Time Warner’s allegation that AMC LLC had changed its programming. AMC LLC sought a declaratory judgment that it was entitled to full performance of the agreement, and, at its option, was entitled to rescind the agreement and recover damages.  Time Warner filed an answer and counterclaims in December 2003 seeking, among other things, a declaratory judgment as to its right to terminate the affiliation agreement, an injunction requiring AMC LLC to deliver a classic films channel and damages for an alleged breach of contract.  Both parties filed motions for summary judgment.  On July 8, 2005, the trial court granted Time Warner’s summary judgment motion as to liability (reserving the issue of damages for trial) and as to its right to a declaration that it may terminate the affiliation agreement, and the court dismissed AMC LLC’s complaint.  On September 29, 2005, the parties signed a settlement agreement, and a stipulation discontinuing the action was filed with the court on October 5, 2005.  As part of the settlement of the Time Warner litigation with AMC LLC, Cablevision simultaneously entered into 11 separate agreements with Time Warner.  These agreements included amendments and enhancements to existing affiliation agreements for some of Cablevision’s programming services and new affiliation agreements and new distribution for other programming services of Cablevision.  The amendments included a long-term extension of Time Warner’s affiliation agreement with AMC LLC with rate and positioning terms that are favorable to AMC LLC.  Because of the long-term benefits to AMC LLC from the extension and enhancement of the AMC LLC agreement, substantially all of the required payments ($74 million is payable to Time Warner over the 2005-2007 period) attributable to AMC LLC have been capitalized as deferred carriage fees and will be amortized as a reduction to revenue over the remaining 13 year life of the extended AMC LLC agreement.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $99.9 million for the year ended December 31, 2005 compared to $230.9 million for the year ended December 31, 2004. The 2005 cash provided by operating activities resulted from $223.7 million of income before depreciation and amortization and non-cash items partially offset by a net decrease in cash resulting from feature film inventory purchases totaling $107.4 million and a net decrease in cash resulting from an increase in deferred carriage fees, net of the related liabilities, of $36.0 million, and an increase in cash from net other assets and liabilities totaling $19.7 million. The increase in net deferred carriage fees arose primarily as one part of a series of multiple agreements entered into simultaneously with the settlement of the litigation between AMC and Time Warner.

Net cash provided by operating activities amounted to $230.9 million for the year ended December 31, 2004 compared to $160.3 million for the year ended December 31, 2003. The 2004 cash provided by operating activities resulted from $240.1 million of income before depreciation and amortization and non-cash items and a net decrease in cash resulting from net changes in assets and liabilities of $9.2 million.

Net cash provided by operating activities amounted to $160.3 million for the year ended December 31, 2003. The 2003 cash provided by operating activities resulted from $221.6 million of income before depreciation and amortization and non-cash items and a net decrease in cash resulting from an increase in net feature film inventory purchases totaling $97.5 million and net decreases in other assets and liabilities totaling $36.5 million.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2005 was $1.2 million compared to $153.0 million for the year ended December 31, 2004. The 2005 investing activities consisted of capital expenditures.

Net cash used in investing activities for the year ended December 31, 2004 was $153.0 million compared to net cash provided by investing activities of $57.8 million for the year ended December 31, 2003. The 2004 investing activities consisted of advances to affiliates of $152.0 million and $1.0 million of capital expenditures.

Net cash provided by investing activities for the year ended December 31, 2003 was $57.8 million. The 2003 investing activities consisted of $58.2 million of cash proceeds from a note receivable from affiliates partially offset by $0.3 million of capital expenditures.

Financing Activities

Net cash used in financing activities amounted to $26.1 million for the year ended December 31, 2005 compared to $2.6 million for the year ended December 31, 2004. In 2005, the Company’s financing activities consisted of capital distributions to our parent of $20.0 million, repayment of bank debt of $4.5 million, and principal payments on capital leases of $1.6 million.

Net cash used in financing activities amounted to $2.6 million for the year ended December 31, 2004 compared to $251.9 million for the year ended December 31, 2003. In 2004, the Company’s financing activities consisted of proceeds from financings, net of fees, of $1,366.4 million, offset by capital distributions to our parent of $1,366.2 million and principal payments on capital leases of $2.9 million.

Net cash used in financing activities amounted to $251.9 million for the year ended December 31, 2003. In 2003, the Company’s financing activities consisted primarily of capital distributions and distributions to a minority interest holder of $283.0 million and other net cash payments of $4.0 million, partially offset by $35.0 million in proceeds from bank debt.

Contractual Obligations and Off Balance Sheet Commitments

Off balance sheet commitments as of December 31, 2005 increased approximately $11.9 million to approximately $236.6 million as compared to approximately $224.7 million outstanding at December 31, 2004. The increase resulted primarily from the addition of future film/production obligations of $47.1 million, the addition of future marketing obligations of $4.0 million, partially offset by the payment and reduction of transmission service commitments of $39.5 million.

The following table summarizes our contractual obligations and off-balance sheet commitments as of December 31, 2005:

Contractual Obligations:

	2006	2007	2008	2009	2010	Thereafter	Total
	(dollars in thousands)
Debt obligations	$6,000	$6,000	$6,000	$6,000	$6,000	$1,365,500	$1,395,500
Feature film obligations	88,176	78,404	66,154	49,951	37,315	96,785	416,785

Capital leases	1,680	—	—	—	—	—	1,680

	$95,856	$84,404	$72,154	$55,951	$43,315	$1,462,285	$1,813,965

Off balance sheet commitments:

	2006	2007	2008	2009	2010	Thereafter	Total
	(dollars in thousands)
Contractual commitments (1)	$21,287	$17,690	$20,203	$22,797	$18,908	$135,673	$236,558
Operating leases (2)	2,703	2,547	1,792	1,661	1,568	12,800	23,071

	$23,990	$20,237	$21,995	$24,458	$20,476	$148,473	$259,629

(1) Contractual commitments consist primarily of future film/production obligations, marketing commitments, and commitments for technical and support services with Rainbow Network Communications, an indirect subsidiary of Cablevision.

(2) Operating leases primarily consist of commitments relating to an AMC lease agreement for transponder space on a satellite.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, Statement No. 123R, Share-Based Payment. Statement No. 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance and it establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Statement No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Statement No. 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date in which the excess tax deductions result in a reduction of income taxes payable. In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting

Bulletin No. 107 regarding the SEC’s interpretation of Statement No. 123R and the valuation of share-based payments for public companies.

Cablevision will adopt Statement No. 123R on January 1, 2006, using the modified prospective application. The modified prospective application requires that compensation expense be recorded for the unvested portion of the restricted share awards, stock option awards and stock appreciation rights outstanding at December 31, 2005, over the remaining service periods related to such awards. Cablevision will continue using the Black-Scholes valuation model in determining the fair value of share-based payments. In accordance with the pro forma disclosure requirements of Statement No. 123, Cablevision recognized the majority of the share-based compensation costs using the accelerated recognition method. Subsequent to January 1, 2006, Cablevision will continue to recognize the cost of previously granted share-based awards under the accelerated recognition method and will recognize the cost for new share-based awards on a straight-line basis over the requisite service period. Cablevision has not quantified the impact of adopting Statement No. 123R which will in turn affect the amount that Cablevision allocates to the Company.

In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. Statement No. 153 addresses the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Statement No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, APB Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of the provisions of Statement No. 153 for all nonmonetary exchanges initiated after July 1, 2005 had no impact on the Company’s financial position or results of operations.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations - An Interpretation of FASB Statement No. 143. The FASB issued FIN No. 47 to address diverse accounting practices that developed with respect to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and (or) method of settlement of the obligation are conditional on a future event. FIN No. 47 concludes that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN No. 47 became effective for the Company on December 31, 2005. The adoption of FIN No. 47 had no impact on the Company’s financial condition or results of operations.

In June 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. Statement No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Statement No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. APB Opinion No. 20 previously required that such a change be reported as a change in accounting principle. Statement No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.